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                                                                   Exhibit 10.20







                           EXCLUSIVE LICENSE AGREEMENT
                       Between BioTime, Inc. and CJ Corp.

                                TABLE OF CONTENTS

1     Definitions..............................................    1

2     License Grant............................................    3

3     License Fees.............................................    4

4     Royalties................................................    4

5     Royalty and License Payments.............................    4

6     Regulatory Approvals.....................................    6

7     Hydroxyethyl Starch Supply...............................    7

8     Minimum Product Sales....................................    7

9     Patent and Trademark Marking.............................    8

10    Right of First Refusal - New Products....................    8

11    Infringement and Indemnification.........................    9

12    Confidentiality..........................................   12

13    Term and Termination.....................................   12

14    Representations and Warranties of Licensor...............   14

15    Representations and Warranties of CJ.....................   14

16    Notices..................................................   15

17    Alternate Dispute Resolution.............................   16

18    Applicable Law...........................................   16

19    Assignment...............................................   16

20    Entire Agreement.........................................   16

21    Severability.............................................   16

22    Waiver - Modification of Agreement.......................   17

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Schedule I.....................................................   19

Schedule II....................................................   20

Schedule III...................................................   21

Schedule IV....................................................   22


                                       ii
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                           EXCLUSIVE LICENSE AGREEMENT

      This Agreement is made as of March 27, 2003 by and between BioTime, Inc. ("Licensor") and CJ Corp.("CJ").

                                    Premises

      This Agreement defines the terms to which CJ and Licensor agree that CJ will manufacture, market, and sell certain intravenous solutions in the Republic of Korea (the "Territory").

1.    Definitions

      Where used in this Agreement the following terms shall have the meanings ascribed below:

      (a) "Affiliate" means any entity controlled by, in control of, under common control with CJ or Licensor.

      (b) "Confidential Information" means any information including, but not limited to, ideas, proposals, plans, Know-How, reports, drawings, designs, data, discoveries, inventions, improvements, suggestions, specifications, products, samples, components and materials relating to a Product or New Product, and all information relating to the manufacture, formulation, analysis, stability, pharmacology, toxicology, pathology, clinical data, results of clinical efficacy studies, clinical effects and indications for use of a Product or New Product which a party discloses to the other party, except any portion thereof which:

      (i) is known to the receiving party at the time of disclosure and documented by written records made prior to the date of this Agreement;

      (ii) is disclosed to the receiving party by a Third Person who has a right to make such disclosure;

      (iii) becomes patented, published or otherwise part of the public domain as a result of acts by a Third Person through no fault of the receiving party or its Subsidiary or other Affiliate of the receiving party; or

      (iv) is independently developed by the receiving party without the use of Confidential Information, as evidenced by its written records.

      (c) "Exclusive License" means a license whereby CJ's rights shall be sole and exclusive and shall operate to exclude all others, including Licensor.

      (d) "Know-How" means that proprietary technology developed by Licensor for manufacturing or formulating a Product or New Product, including, but not limited to: manufacturing data; formulation or production technology; methods of synthesis, isolation and purification methods and other manufacturing information required to manufacture a Product or New Product; and that proprietary data developed by Licensor related to pharmacology, toxicology, pathology, clinical data, results of clinical efficacy studies, clinical effects and indications for use of a Product or New Product.

      (e) "Licensed Patents" means: (i) the patents and patent applications listed in Schedule III hereto; (ii) all patents arising from applications identified in (i) and any divisions, continuations and continuations-in-part defined in (i); (iii) any extension, renewal or reissue of a patent identified in (i) or (ii); and (iv) any continuation or divisional of any licensed patent application and any reissue or reexamination of any patent identified in (i) through (iii).

      (f) "Licensed Trademark" means Hextend(R) and PentaLyte(R), and any other trademark developed, acquired or licensed by Licensor for use in connection with the sale of the Products in the Territory

      .(g) "New Products" means the pharmaceutical product for human use generally described in Schedule II and identified by Licensor as HetaCool and HetaFreeze. "New Product" also includes any and all improved versions or formulations of a New Product made by Licensor which (i) comprise a single oncotic agent selected from High or Medium Molecular Weight hydroxyethyl starch
(ii) have pharmacologic profiles and therapeutic indications normally considered medically equivalent to the New Product by specialists in the indications allowed, (iii) are designed for use below 12E Centigrade, and (iv) are covered by a Licensed Patent, by a Licensed Trademark, or by Licensed Proprietary Technology.

      (h) "Products" means the pharmaceutical product for human use generally described in Schedule I and identified by Licensor as Hextend and PentaLyte. "Product" also includes any and all improved versions or formulations of a Product made by Licensor which (i) comprise a single oncotic agent selected from High or Medium Molecular Weight hydroxyethyl starch, (ii) have pharmacologic profiles and therapeutic indications normally considered medically equivalent to the Product by specialists in the indications allowed, (iii) are designed for use above 12ECentigrade, and (iv) are covered by a Licensed Patent, by a Licensed Trademark, or by Licensed Proprietary Technology.

      (i) "Proprietary Rights" means all of Licensor's property rights (except Licensed Patents and Licensed Trademarks) and interests in, to, or covering a Product, or the manufacture or use of a Product, to the extent that such property rights and interests are of such legal status and nature as to permit the same to be lawfully licensed and, without limiting the generality thereof, specifically include unpatented inventions, ideas, data, Know-How, technology, trade secrets and Confidential Information.

      (j) "Subsidiary" means a corporation, a limited liability company, or any other entity that is wholly owned by CJ or Licensor, either directly or through one or more other such entities that are wholly owned by CJ or Licensor.

      (k) "Territory" means the Republic of Korea.

      (l) "Third Person" means any natural person, corporation, partnership, limited partnership, limited liability company, trust, association or other entity other than CJ, a Subsidiary, an Affiliate, or Licensor.

      (m) "Unit" means 500 milliliters of a Product.

2.    License Grant

      (a) Licensor hereby grants to CJ an Exclusive License to use Licensed Patents, Licensed Trademarks, and Proprietary Rights to manufacture and sell the Products in the Territory only for human therapeutic use at temperatures above 12E Centigrade. Such license shall be irrevocable, except as hereinafter expressly provided.

      (b) CJ shall not sublicense or assign to any Third Person any Licensed Patents, Licensed Trademarks, and Proprietary Rights, or any other rights granted by Licensor under this Agreement.

      (c) CJ agrees not to use or permit any Subsidiary to use any Licensed Patents, Licensed Trademarks, and Proprietary Rights for any use other than the manufacture and sale of the Products in the Territory. CJ will not sell and will not permit any Subsidiary or Affiliate to sell the Products outside the Territory. If any Product is sold (by CJ or any of its Subsidiaries) to a Third Person that intends to resell the Products, CJ will require such Third Person to agree not to resell the Products outside the Territory. If CJ or any of its Subsidiaries or other Affiliates becomes informed of a violation of that agreement by the Third Person, CJ will notify Licensor of such violation, and CJ will take reasonable means to enforce the Third Person's agreement, including by discontinuing sales to such Third Person if the sales outside the Territory compete with sales made by Licensor or any of Licensor's licensees.

      (d) CJ agrees that it, its Subsidiaries, and other Affiliates will not challenge or contest the validity of any Licensed Patent or any claim under any Licensed Patent, or Licensor's ownership of Proprietary Rights, or Licensor's ownership or registration of any Licensed Trademark.

      (e) Licensor retains (i) the rights under Licensed Patents, Proprietary Rights, and Licensed Trademarks for research, development and clinical testing of new and improved products, technology, and additional therapeutic indications of the Products inside and outside the Territory; (ii) all rights to Licensed Patents, Proprietary Rights, Licensed Trademarks, and the Products for any purpose outside the Territory, including but not limited to the right to sell, assign, transfer and license to Third Parties, and the right to make, have made, use, and sell the Products outside the Territory; and (iii) all rights to Licensed Patents, Proprietary Rights, and Licensed Trademarks, for the purpose of manufacturing, using, and selling new products inside the Territory, and the right to sell, assign, transfer and license such rights to Third Parties, with respect to any new products which are not subject to the Exclusive License under this Agreement.

3.    License Fees

      In partial consideration for Exclusive License granted to CJ hereunder, CJ agrees to pay Licensor the License Fees as follows: (a) Five Hundred Thousand Dollars ($500,000) within thirty (30) days after the signing of this Agreement, and (b) Three Hundred Thousand Dollars ($300,000) within thirty (30) days after application for regulatory approval required to manufacture and market for Hextend(R) in the Territory; provided however, that if Licensor discontinues the development of PentaLyte(R), then Licensor shall grant to CJ a license fee-free Exclusive License to use Licensed Patents, Licensed Trademarks, and Proprietary Rights to manufacture and sell the one of New Products which can be marketed instead of PentaLyte(R) in the Territory, subject to the payment of royalties under Section 4.

4.    Royalties

      (a) CJ agrees to pay to Licensor royalties in the amount of Two Dollars ($2.00) per Unit of Products sold in the Territory ; provided, however, that the Products sold in the Territory shall exclude any returned Products. The foregoing amount of royalties shall be adjusted to an amount of (a) One Dollar and thirty Cents ($1.30) per Unit if the price of the National Health Insurance ("NHI") for the Products in the Territory is less than forty five thousand Korean Won (KRW 45,000) and (b) Two Dollars and sixty Cents ($2.60) per Unit, if the price of the NHI for the Products in the Territory is more than ninety thousand Korean Won (KRW 90,000).

      (b) CJ agrees to use its best efforts, including its extensive sales, marketing and distribution programs and facilities to promote, market, distribute and sell the Products in the Territory in a manner consistent with the manner and standards used by leading companies in the industry in the Territory to promote, market, distribute and sell leading products, and at prices and on other terms of sale reasonably expected to maximize sales of the Products. If CJ assigns or sublicenses any of its rights under this Agreement to a Subsidiary or an Affiliate , CJ shall require such Subsidiary or an Affiliate to promote, market, distribute and sell the Products as provided in the immediately preceding sentence. Without limiting the generality of the first sentence of this paragraph, CJ agrees to: (i) conduct marketing studies and to consult with Licensor in connection with the design, scope and method of conducting such studies; and (ii) provide all technical and medical product support necessary to commence and maintain sales and marketing of the Products.

      (c) All sales of the Products by CJ or any Subsidiary or Affiliate shall be documented by invoices showing the quantity sold in Units.

5.    Royalty and License Payments

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      (a) Royalty Payment Report. Each royalty payment shall be accompanied by a statement which sets forth the quantity of Product in Units.

      (b) Royalty Payments.

      Royalty payments shall be made within thirty (30) days after the last day of each quarter period ending on March 31, June 30, September 30 and December 31, respectively.

      (c) Currency; Exchange Rates. All royalties and license fees shall be paid in United States dollars. For the purpose of determining royalties, Korean won shall be converted to United States dollars at the exchange rate prevailing at the close of the last business day of the week immediately preceding the date on which royalties or license fees are paid. The exchange rates used for such conversion shall be those set forth by The Bank of Korea.

      (d) Royalty and License Fee Payments - - Place and Tax. Payments due under this Agreement shall be made by wire transfer to an account of Licensor at a bank designated by Licensor. CJ, its Subsidiaries, or other Affiliate shall use their best efforts to convert the royalties payable on sales to United States dollars; provided, however, that if conversion to and transfer of United States dollars cannot be made in the Territory for any reason, payment of royalties may be made in the currency of the Territory, and deposited in an account in Licensor's name in a bank designated by Licensor in the Territory. Any tax which CJ is required to pay or withhold with respect to money payable to Licensor hereunder shall be deducted from the amount of such money otherwise due, provided, however, that in regard to any such deduction CJ shall give Licensor such assistance as may reasonable be necessary to enable or assist Licensor to claim exemption therefrom and shall give Licensor proper evidence from time to time as to the payment of the tax.

      (e) No Royalties Payable Between Affiliates. No royalties shall be payable on sales among CJ and its Subsidiaries, or Affiliates, or between Subsidiaries and Affiliates, provided that CJ and its Subsidiaries and Affiliates resell to Third Persons the quantities of the Products in question.

      (f) Records and Audit. CJ, its Affiliates and Subsidiaries shall keep and maintain records of Product sales, hydroxyethyl starch purchases, Product production, and Product inventory, with respect to each and every Product, during the term of this Agreement. CJ shall also require each supplier of hydroxyethyl starch used by CJ in the manufacture of the Products to make available to Licensor on request all records of sales of hydroxyethyl starch to CJ and CJ's Subsidiaries and other Affiliates or any Third Person that manufactures any Product for CJ. Such records shall be open to inspection at any reasonable time within four (4) years after the royalty period to which such records relate by an independent certified public accountant selected by Licensor and retained at Licensor's expense; provided, however, that CJ shall bear the expense of an audit if the audit discloses that CJ has underpaid any royalty by an amount of 1% or more during any three month period. Said accountant shall sign a confidentiality agreement (which shall not prohibit disclosure of information in any lawsuit, arbitration or other proceeding) and shall then have the right to examine the records kept pursuant to this Agreement and report the findings of said examination of records to Licensor as is necessary to (i) evidence that records were or were not maintained and used in accordance with this Agreement, and (ii) report any impropriety or inaccuracy in the

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determination or payment of any amount due to be paid under this Agreement. A copy of any report provided to Licensor by the independent certified public accountant shall be given concurrently to CJ.

      (g) Payment by Affiliate. Licensor agrees that if any Subsidiary or other Affiliate of CJ pays, on behalf of CJ, any obligation of CJ under this Agreement, such payment shall be received in lieu of payment by CJ in satisfaction of such obligation under this Agreement. The Subsidiary or other Affiliate shall make payment to Licensor in United States dollars at a bank account designated by Licensor. The royalty payment shall be converted from foreign currency to United States dollars using exchange rates and conversion dates stated in Section 5(c) above.

      (h) Royalty License Restrictions and Maximum Payments. If Korea restricts the royalty rate or amount payable on account of sales of Product in Korea, the amount payable hereunder shall not exceed the maximum amount payable under applicable laws, regulations or administrative rulings of Korea. If any royalty otherwise payable cannot be paid due to such restrictions, CJ shall pay an additional license fee in the amount of royalties that cannot be paid, if the payment of such additional license fee would not violate such law, regulation or administrative ruling.

6.    Regulatory Approvals

      (a) CJ shall, at its sole cost and expense, use its best efforts to obtain as promptly as practicable all government regulatory approvals required to manufacture, market, and use the Products in the Territory for human therapeutic purposes. CJ shall, at its sole cost and expense, (i) conduct all laboratory studies and tests, (ii) conduct all clinical studies and tests, (ii) prepare and file all applications, reports, and documents, (iii) take such other actions, and (iv) pay all fees, taxes, and assessments necessary to obtain and maintain in effect all regulatory approvals required to manufacture, market, and use the Products in the Territory for human therapeutic purposes, and to otherwise comply with all applicable laws in the Territory pertaining to the manufacture, use, sale, and marketing of the Products.

      (b) CJ shall consult and cooperate with Licensor to obtain all governmental regulatory approval in the Territory. CJ shall own all data and other information gathered in clinical studies and testing conducted by CJ at its own cost and agrees to provide to Licensor to use such data and other information outside the Territory, which shall be deemed CJ's Confidential Information.

      (c) CJ agrees that all applications for regulatory approval and all reports and other documents prepared and filed by CJ and its Subsidiaries or Affiliates with respect to each Product, and all actions taken by CJ and its Subsidiaries or Affiliates in connection with obtaining regulatory approval, shall conform in all respects with applicable laws, statutes, rules and regulations. CJ and its Affiliates will keep Licensor reasonably informed on the status of the submitted regulatory applications and regulatory approvals. CJ and its Affiliates shall maintain complete copies of all records, data and reports pertaining to each study for such period of time as may be required by the laws of the Territory.

      (d) Licensor agrees to provide to CJ data from all completed clinical studies of the Products conducted by Licensor in countries outside the Territory, which data shall be deemed Licensor's Confidential Information. Licensor shall furnish to CJ and its Subsidiaries or Affiliates all information that is necessary for CJ and its Subsidiaries or Affiliates to apply for registration of the Product in the Territory and that is in Licensor's possession and which Licensor has the right to furnish to CJ and its Subsidiaries or Affiliates.

      (e) Licensor shall have the right to use, outside the Territory, all CJ data and information, and all rights to use and cross-reference CJ data, documentation and information referred to above in this Section 6 with respect to the Products for purposes related to Licensor's product development and marketing activities, including, obtaining regulatory approvals of Products, and promoting, marketing and selling Products outside the Territory; and CJ shall provide Licensor promptly in writing all adverse events and safety data which CJ or its Subsidiaries and other Affiliates obtain concerning the Products.

      (f) CJ shall have the right to use, in the Territory, all Licensor data and information, and all rights to use and cross-reference Licensor data, documentation and information referred to above in this Section 6 with respect to the Products for purposes related to CJ's product development and marketing activities, including, obtaining regulatory approvals of Products, and promoting, marketing and selling Products in the Territory, and Licensor shall provide CJ promptly in writing all adverse events and safety data which Licensor or its Subsidiaries and other Affiliates obtain concerning the Products.

7.    Hydroxyethyl Starch Supply

      During the term of this Agreement, CJ will be responsible for obtaining a supply of hydroxyethyl starch used in the Products sufficient to support market demand of the Products in the Territory.

8.    Minimum Product Sales

      (a) Minimum Amounts. CJ agrees to the establishment of the minimum annual Product sales targets for all Products in the aggregate:

         First Year of sales - 8,000 Units
         Second Year of sales - 15,000 Units
         Third Year of sales - 25,000 Units
         Fourth Year - 30,000 Units
         Fifth Year - 40,000 Units

If actual sales for any year are less than the minimums shown above, CJ may, at its option, make supplement payments to Licensor to make up for any shortfall between royalty payments due on actual sales and royalty payments that would be due if the target minimum sales were achieved. In the event that CJ does not achieve target minimum sales in the Territory or make up royalty shortfalls, Licensor has the right to convert the Exclusive License to a non-exclusive license and thereby grant Third Persons license to manufacture and market Products in the Territory. In the event that CJ's Exclusive License is converted to an non-exclusive license, Licensor shall not be obligated to return or refund any License Fee or other payment made by CJ under this Agreement.

      (b) CJ shall deliver to Licensor a report of total annual Product sales within (60) days after the end of each 12 month period following the commencement of Product sales.

      (c) The first year of sales shall begin after six months from the date of price registration of the Products at NHI.

9.    Patent and Trademark Marking

      (a) CJ shall label or mark each Product or the Product container or package made by or on behalf of CJ with the patent number or numbers of any issued or pending Licensed Patents. The content, form, location and language used for such marking shall be in accordance with the laws and practices of the Territory and in accordance with CJ's marketing preferences.

      (b) CJ shall label or mark each Product container, package, and label with the Licensed Trademark and Licensor's name and address. All uses of a Licensed Trademark shall include (i) the symbol (R) if the Licensed Trademark is registered with the United States Patent and Trademark Office, (ii) the symbol
(TM) if the Licensed Trademark is not registered with United States Patent and Trademark Office, (iii) such symbols or indications of trademark registration or non-registration as may be comparable under Korean law to the symbols (R) and
(TM), and (iv) a statement that the Licensed Trademark is licensed from Licensor.

      (c) Licensor will make such filings and take such other actions as Licensor deems necessary to: (i) apply for and obtain, if feasible, new or additional patents pertaining to Products that may become Licensed Patents under this Agreement, (ii) maintain Licensed Patents in effect in the Territory; and
(iii) obtain extensions of Licensed Patents to the extent such extensions are available. Such actions shall include contesting oppositions to the issuance of a patent filed in the Territory.

10.   Right of First Refusal - New Products

      (a) Licensor grants CJ a right of first refusal to obtain an Exclusive License in the Territory to manufacture, market, and sell New Products. Within thirty (30) days after written notice from Licensor offering to license a New Product under this Agreement and stating (i) the license fee payable for the New Product, (ii) the minimum annual sales, (iii) the expiration date of the license, and (iv) any other terms that vary from the terms of this Agreement with respect to other Products, CJ may exercise its right of first refusal with respect to that New Product by giving Licensor written notice of acceptance of the terms stated in Licensor's notice. Licensor and CJ will then proceed to execute an amendment or supplement to this Agreement that will provide CJ with an Exclusive License to the New Product on substantially the same terms and conditions as this Agreement with respect to the other Products, except that the amendment or supplement will provide for the new license fees, minimum sales, expiration dates, and any other terms stated in Licensor's notice or otherwise agreed upon by Licensor and CJ for the Exclusive License of the New Product.

      (b) If CJ does not exercise its right of first refusal in writing within the thirty (30) day period provided in paragraph (a) of this Section, or if an amendment or supplement to this Agreement granting CJ an Exclusive License for the New Product is not executed within ninety (90) days after CJ's exercise of its right of first refusal, CJ's right to obtain such Exclusive License shall expire, CJ shall have no further rights with respect to such New Product, and Licensor shall be free to manufacture, import, offer for sale, and sell the New Product, or license the New Product to Third Persons, or to take any and all other actions with respect to the New Product, in the Territory. Licensor will not grant a Third Person a license to make, sell, offer to sell, and import the New Product in the Territory on terms that provide license fee, royalty payment, or other material financial terms that are more favorable to such Third Person than the license fee, royalty payment, or other material financial terms offered to CJ without first offering CJ the opportunity, for a period of thirty (30) days, to execute a license agreement on such more favorable terms. If CJ fails to execute the license agreement within a ninety (90) day period after CJ's positive notice to obtain a license the New Products, Licensor may proceed to enter into a license agreement on such terms with a Third Person and CJ will have no further rights to obtain a license to manufacture, import, offer for sale, or sell the New Product.


      (c) CJ shall exercise its rights under this Article 10 at such time so long as CJ still has license rights covering at least one original Product or one other New Product.

11.   Infringement and Indemnification

      (a) Infringement by Third Person. In the event Licensor or CJ have reason to believe that a Third Person may be infringing any of the Licensed Patents or infringing or diluting any Licensed Trademark, such party shall promptly notify the other party. CJ shall take prompt legal action to enforce the Licensed Patents or Licensed Trademarks, unless Licensor determines that Licensor will enforce the Licensed Patents or Licensed Trademarks itself. CJ shall pay all of its costs of such enforcement action (including, without limitation, all of its attorney's fees, litigation costs and costs of investigation). If Licensor elects to institute enforcement action itself, CJ shall cooperate with Licensor in the enforcement action, and upon Licensor's request, CJ shall join in any such enforcement action. Licensor shall be entitled to retain any recovery which may be obtained in any lawsuit brought by Licensor; provided, however, that at CJ's option, Licensor's right to retain any such recovery shall either be subject first to CJ's recovery of its costs incurred in such lawsuit, or CJ may deem such costs to be a non-interest bearing credit against future royalties due to be paid to Licensor. To the extent that any award of damages or other compensation obtained by CJ in any lawsuit brought by CJ exceeds CJ's direct costs of litigation, such excess shall be treated as sales upon which a royalty shall be paid to Licensor; provided, that the royalty so payable shall be determined by dividing such amount by the average price per Unit at which the applicable Products were sold by CJ during the 12 months preceding the date of the award, and multiplying the result by the royalty per Unit then in effect under Section 4. Licensor will provide reasonable cooperation with respect to any lawsuit which CJ may bring pursuant to this
Section 11. CJ shall not settle any lawsuit or other enforcement action without the prior written consent of Licensor.

      (b) Alleged Infringement of Third Person Patents.

            (i) If a claim or lawsuit is brought against CJ alleging infringement of any patent or infringement or dilution of any trademark owned by a Third Person arising from CJ's use of Licensed Patents, Licensed Trademarks, or licensed Proprietary Rights in the manufacture, marketing, or sale of a Product in the Territory, CJ shall promptly give written notice to Licensor of such claim or lawsuit and provide to Licensor all information in CJ's possession regarding such claim or lawsuit. Within a reasonable time after receiving notice of such claim or lawsuit, but in any event ninety (90) days after receiving such notice, Licensor shall advise CJ of Licensor's decision as to what action it plans to take to dispose of such claim or defend such lawsuit.

            (ii) Licensor shall defend, indemnify and hold CJ harmless against any judgment, damage, liability, loss, cost or other expense (including legal fees) resulting from any claim or lawsuit which relates to or arises out of the alleged infringement by CJ of any patent owned by a Third Person to the extent that the alleged infringement relates to CJ's use of Licensed Patents, Licensed Trademarks, or licensed Proprietary Rights in the manufacture, marketing, or sale of a Product in the Territory; provided that, CJ shall promptly give notice to Licensor of any such claim or lawsuit, shall provide to Licensor all information in CJ's possession regarding such claim or lawsuit, and shall provide Licensor such reasonable assistance as Licensor may, from time to time, reasonably request. Licensor shall have no obligation to indemnify or defend CJ against any claim or lawsuit pertaining to CJ's use of any technology, method, process, devise, or equipment in connection with manufacturing or packaging that was developed by CJ or obtained by CJ from a Third Person. If Licensor notifies CJ to discontinue manufacturing and selling any Product because of a potential infringement, then any liability for such infringement following such notice shall be solely for CJ's account and shall not be indemnified by Licensor; provided however, that if such notice is given by Licensor to CJ to discontinue the manufacture and sale of any Product within one year after the commencement of sale of such Product in the Territory, then

      Licensor shall refund to CJ the full amount of the License Fees paid by CJ to Licensor as described in Section 3 above and if such notice is given within 2 years after the commencement of sale of such Product in the Territory, then Licensor shall refund to 50% of the License Fees paid by CJ to Licensor. Licensor, at its option and expense, may dispose of such claim or may conduct the defense of such lawsuit

            (iii) If Licensor disposes of a claim or conducts the defense of a lawsuit for which it is obligated to indemnify CJ pursuant to Section 11(b)(ii), there shall be no abatement of the applicable royalties payable for sales of any Product during the pendency of such disposition or lawsuit or any appeal taken from it. If Licensor elects not to dispose of such claim or defend such lawsuit, CJ may defend the claim or lawsuit. CJ shall not be authorized to settle such lawsuit without Licensor's prior written consent, unless such settlement imposes on Licensor no direct or indirect liability for the payment of damages or other obligations and CJ agrees in writing to waive any claims or rights against Licensor for indemnification under this Agreement or otherwise arising from or in connection with such lawsuit and settlement. For purposes of CJ's conduct of the disposition or defense, Licensor shall furnish to CJ such reasonable assistance as CJ may need and from time to time reasonably request. If CJ takes on the disposition of a claim or defense of a lawsuit for which Licensor is obligated to indemnify CJ pursuant to Section 11(b)(ii), then the payments of royalties on sales of such Product, which would otherwise be payable to Licensor under this Agreement, shall be reduced during the pendency of such lawsuit or any appeal taken from it by the actual out of pocket expenses incurred by CJ in disposing of such claim or defending such lawsuit, or participating in any such appeal; provided, that CJ provides Licensor with full and accurate documentation of the expenses so deducted. Upon final resolution of the above described claim, lawsuit and/or appeal, CJ shall resume paying Licensor full royalties on sales of the Product or Products in question.

            (iv) If CJ becomes obligated to pay royalties to any Third Person, in order to use Licensed Patents and Licensed Trademarks to manufacture, market, or sell a Product in the Territory without infringing upon a patent or trademark held by that Third Person, the entire amount of the royalties paid to the Third Person shall be creditable against royalties otherwise payable to Licensor under this Agreement; provided, that no such credit shall be allowed with respect to (a) any royalty paid in connection with a settlement or compromise of a Third Party claim or lawsuit unless Licensor shall have approved or consented to such settlement or compromise, and (b) any royalty paid for the use of any technology, method, process, devise, or equipment in connection with manufacturing, packaging or any container or delivery system, or the use of any trademark, that was developed by CJ, any Subsidiary or other Affiliate of CJ

      (c) By Licensor. Licensor shall defend, indemnify and hold CJ harmless against any liability, damage, loss, cost or expense, including legal fees, arising out of or resulting from any Third Person claims or lawsuits made or brought against CJ due to

      (i) Licensor's breach and failure to cure such breach in accordance with Section (b)(ii); and

      (ii)  Licensor's breach of a representation or warranty set forth in
            Section 14.

      (d) By CJ. CJ shall defend, indemnify and hold Licensor harmless against any liability, damage, loss, cost or expense, including legal fees, arising out of or resulting from any Third Person claims or lawsuits made or brought against Licensor to the extent such damage, loss, cost or expense arises out of or relates to negligence or willful misconduct of CJ or any Subsidiary or other Affiliate with regard to the manufacture, use, testing, storage, promotion, shipment or sale of, or other action or omission with respect to, a Product, or any container, packaging or delivery system of a Product, or the use of the Proprietary Rights.

      (e) Conditions to Indemnification. The agreement of the parties to indemnify each other, as provided in this Section 11, is conditioned upon the indemnified party's obligation to: (i) advise the indemnifying party of any claim or lawsuit, in writing, within twenty (20) days after the indemnified party has received notice of said claim or lawsuit, or within such a time frame as not to materially prejudice the rights of the indemnifying party to defend or settle such claim or lawsuit, and (ii) assist the indemnifying party and its representatives in the investigation and defense of any claim and/or lawsuit for which indemnification is provided. The agreement of the parties to indemnify each other shall not be valid as to any settlement of a claim or lawsuit or offer of settlement or compromise without the prior written approval of the indemnifying party.

      (f) Limit on Consequential Damages. Notwithstanding any other provision of this Agreement, neither party shall be liable to the other for any consequential, incidental, or special damages whatsoever, unless such damages are awarded to a Third Person with respect to an infringement against which one party is to indemnify the other.

12.   Confidentiality

      (a) Confidentiality. Neither party shall disclose any Confidential Information received from the other party pursuant this Agreement. This obligation will continue for a period of ten (10) years after expiration or prior termination of this Agreement.

      (b) Disclosure. Nothing contained in this Section shall be construed to restrict the parties from disclosing Confidential Information as required:

            (i)   For regulatory, tax or customs reasons;

            (ii)  For audit purposes;

            (iii) By court order or other government order or request as long as reasonable efforts have been made to assure its confidentiality or Licensor is timely notified to make such efforts; or

            (iv) For using such Confidential Information as is reasonably necessary to perform acts permitted by this Agreement.

13.   Term and Termination

      (a) Term. Unless otherwise terminated as herein provided, this Agreement shall terminate upon expiration of the last to expire Licensed Patent in the Territory, or on approval and marketing of a generic equivalent of the most recently introduced Product (including any improved version or formulation of a Product) by a Third Person in the Territory, whichever first occurs. CJ agrees not to market a generic equivalent before termination of this Agreement.

      (b) Early Termination. Either party may terminate this Agreement by giving to the other party sixty (60) days prior written notice as follows:

            (i)   Upon the bankruptcy or the insolvency of the other party; or

            (ii) Upon the breach of any material provision of this Agreement by the other party if the breach is not cured within sixty (60) days after written notice thereof to the party in default; or

            (iii) At any time after June 30, 2005, if CJ has not obtained all regulatory approvals required to manufacture and market at least one Product in the Territory and commenced sales of at least one Product in the Territory in case that clinical testing is not required.

      (c)   Consequences of Termination.

            (i) Survival of Liability. Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement.

            (ii) Return of Confidential Information. Upon expiration or termination of this Agreement, CJ shall promptly return to Licensor all copies of Licensor's Confidential Information.

            (iii) Discontinuation of Use of Licensed Patents, Licensed
                  Trademarks and Confidential Information. Upon the expiration or termination of this Agreement, CJ, its Subsidiaries, Affiliates, and any sublicensees shall immediate cease all use of Licensed Patents, Licensed Trademarks, Proprietary Rights, and Confidential Information, and shall discontinue the manufacture and sale of the Products, except that Licensed Trademarks may be used for a period of 180 days exclusively for the purpose of selling inventory of Products on hand on the date this Agreement terminated.

       (d) Option to Extend. Upon the commencement of marketing of a generic equivalent of the most recently introduced Product (including any improved version or formulation of a Product) by a Third Person in the Territory after
(i) expiration of the last issued patent contained in Licensed Patents, or (ii) loss of patent protection under all Licensed Patents, whichever comes first, CJ shall have the right to continue to manufacture and sell the Products in the Territory under this Agreement upon notice to Licensor; provided that the royalties payable with respect to Sales shall be reduced by 50%

14.   Representations and Warranties of Licensor

      Licensor represents and warrants that:

      (a) Licensor has the full right and power to perform the obligations and grant the Exclusive License set forth in this Agreement, and there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement;

      (b) The Licensed Patents and/or Proprietary Rights have not knowingly been obtained through any activity that would limit or destroy the validity of the Licensed Patents and/or Proprietary Rights, and the Licensor has no knowledge or information that would materially adversely impact the validity and/or enforceability of the existing Licensed Patents and/or Proprietary Rights;

      (c) To the best of Licensor's knowledge, there are no actions, threatened or pending, before any court relating to the Licensed Patents and/or Proprietary Rights;

      (d) Licensor has not authorized others to practice the Licensed Patents and/or Proprietary Rights in the Territory;

      (e) Licensor owns and possesses all right, title and interest in and to the Licensed Patents and/or Proprietary Rights and, to the best of Licensor's knowledge, no Third Person has acquired, owns or possesses any right, title or interest in or to the Licensed Patents and/or Proprietary Rights in the Territory;

      (f) Schedule III lists all patents issued and patent applications filed by Licensor in the Territory on or before the date of this Agreement within the scope of the Licensed Patents and hence subject to this Agreement.

15.   Representations and Warranties of CJ

      CJ represents and warrants that:

      (a) This Agreement has been duly authorized, executed and delivered by CJ and is the valid and binding agreement of CJ, enforceable in accordance with its terms.

      (b) The execution and delivery of this Agreement does not, and manufacture and sale of the Products by CJ will not (a) violate the terms of any order, writ or decree of any court or judicial or regulatory authority or body, or (b) conflict with or result in a breach of any condition or provision or constitute a default under or pursuant to the terms of any contract, license, or agreement to which CJ or any Affiliate is a party, or which is or purports to be binding upon CJ or any Affiliate, or upon any of the properties or assets of CJ or any Affiliate.

      (c) CJ has no knowledge or information that would lead CJ to believe that the existing Licensed Patents and/or Proprietary Rights are not valid or enforceable;

      (d) CJ has or will obtain a supply of hydroxyethyl starch sufficient to meet market demand for the Products.

      (e) CJ has or will obtain manufacturing facilities capable of producing a sufficient quantity of the Products, under good manufacturing practices and the applicable laws, statutes, rules, and regulations of the Territory, to meet market demand.

      (f) CJ and its Subsidiaries will manufacture the Products under good manufacturing practices, in compliance with all applicable laws, statutes, rules and regulations of the Territory.

      (g) CJ and its Subsidiaries will distribute, market and sell the Products in compliance with all applicable laws, statutes, rules and regulations of the Territory.

16.   Notices

      All notices given under this Agreement shall be in writing and shall be delivered personally, by facsimile confirmed by postage prepaid first-class mail, by over-night or next business day air courier, or by postage prepaid certified mail to the following addresses of the respective parties:

      CJ Corp.
      500, 5-Ga, Namdaemun-No
      Jung-Gu, Seoul, 100-095, Korea
      FAX: 82-2-726-8379/8389
      Attention:

      BioTime, Inc.

      935 Pardee Street
      Berkeley, CA 94710
      FAX: (510) 845-7914
      Attention: Chief Executive Officer
      With copies to: Chief Financial Officer of the Corporation

      Notices shall be effective upon receipt if personally delivered or delivered by facsimile or air courier, or on the fifth business day following the date of mailing. A party may change its address listed above by notice to the other party.

17.   Alternate Dispute Resolution

      The parties recognize that bona fide disputes may arise which relate to the parties' rights and obligations under this Agreement. The parties agree that any such dispute shall be resolved by arbitration in accordance with the procedures set forth in Schedule IV.

18.   Applicable Law

      This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, regardless of the choice of law principles of California or any other jurisdiction.

19.   Assignment

      Neither party shall assign this Agreement or any part thereof without the prior written consent of the other party; provided, however, that without the consent of the other party (a) CJ may assign this Agreement to a Subsidiary or an Affiliate, but such assignment shall not relieve CJ of responsibility for the performance of all of the obligations which CJ assigns, (b) Licensor may assign this Agreement to a wholly owned subsidiary of Licensor, (c) Licensor may assign its rights to receive license fees or royalty payments, and (d) Licensor may assign or sell its rights and obligations under this Agreement in connection with the transfer or sale of substantially its entire business to which this Agreement pertains or through a merger or consolidation with another company. Any permitted assignee (other than an assignee of a right to receive payments due Licensor) shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any obligation which such party has hereunder.

20.   Entire Agreement

      This Agreement and the Exhibits and Schedules constitute the entire agreement between the parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto. No course of dealing or usage of trade shall be used to modify the terms and conditions hereof.

21.   Severability

      This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable laws, governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalid, illegal or unenforceable provision shall be modified so as to conform to the applicable requirements, and this Agreement shall be modified by the parties so as to accomplish as nearly as possible the original intention of the parties consistent with applicable laws and regulations.

22.   Waiver - Modification of Agreement

      No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of the party to be charged. Failure or delay by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

      The parties intending to be bound by the terms and conditions hereof have caused this Agreement to be signed by their duly authorized representatives on the date first above written.


CJ CORP.                                         BIOTIME, INC.



By: /s/ Dong-Il Lee                              By: /s/ Paul Segall
    ---------------------                            ---------------------
Title: President                                 Title: Chairman and Chief Executive Officer
       Head of Pharmaceutical Business Unit,            BioTime, Inc.
       CJ Corp.

                                  BIOTIME, INC.
                                       AND
                                    CJ Corp.

                           Exclusive License Agreement

                                   Schedule I

                               Product Formulation

                        Hextend and PentaLyte Formulation

Hydroxyethyl Starch                 6%
Sodium Chloride                     115 millimoles/liter
Magnesium Chloride Hexahydrate      0.45 millimoles/liter
Calcium Chloride Dihydrate          2.5 millimoles/liter
Potassium Chloride                  3 millimoles/liter
Glucose                             5 millimoles/liter
Sodium Lactate                      28 millimoles/liter


                                  BIOTIME, INC.
                                       AND
                                    CJ Corp.

                           Exclusive License Agreement

                                   Schedule II

                             New Product Formulation

                              HetaCool Formulation

Same as Hextend plus bicarbonate.

                        HetaFreeze Formulation

Same as HetaCool with generally known freeze-protective agents added alone or in combination for example: glucose, glycerol, DMSO (dimethyl sulfoxide)

                                  BIOTIME, INC.
                                       AND
                                    CJ Corp.

                           Exclusive License Agreement

                                  Schedule III

                                  Patent Rights

Patent Applications:

            Korean Patent 95-705531, issued July 6, 2000

                                  BIOTIME, INC.
                                       AND
                                    CJ Corp.

                           Exclusive License Agreement

                                   Schedule IV

                                   Arbitration

      In the event that any controversy or claim arises out of or relating to any provision of this Agreement, the parties shall try to settle their differences amicably between themselves. Any unresolved disputes arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition of this Agreement, or the performance of either party under this Agreement, whether before or after termination of this Agreement, shall be resolved by the final and binding arbitration.

      Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. The party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice to allow the parties time to further attempt to come to an amicable resolution of the dispute.

      The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with American Arbitration Association ("AAA") rules; provided, however, that each party shall within thirty (30) days after the institution of the arbitration proceedings appoint an arbitrator, and the two arbitrators so appointed shall select a neutral arbitrator to be the chairman of the arbitration panel, within thirty (30) days thereafter. If the arbitrators appointed by the parties are unable to select a neutral arbitrator within such thirty (30) day period, the neutral arbitrator shall be appointed in accordance with the AAA rules. All arbitrators eligible to conduct the arbitration must agree to render their opinion(s), determination(s) and award(s) within thirty
(30) days after the final arbitration hearing.

       Arbitration shall be held in San Francisco, California according to the commercial rules of the AAA; provided, however, that the parties shall be entitled to take depositions and obtain discovery as provided in California Code of Civil Procedure Section 1283.05, and the arbitrator or arbitrators shall have the powers as set forth therein. In addition, the arbitrators shall have the authority to impose sanctions for the failure of refusal of any party to permit discovery as provided in California Code or Civil Procedure Section 1283.05 or to comply with any discovery order or the arbitrators. Such sanctions against a party may include, without limitation, one or more of the following: (i) inference that facts alleged by the adverse party are true and correct; (ii) a prohibition or limitation upon the evidence that may be presented by the party being sanctioned; (iii) the entry of a default award in against the party being sanctioned and in favor of the adverse party, and (iv) the imposition or assessment of costs and attorneys' fees against the party being sanctioned.

      Neither any individual arbitrator nor the panel of arbitrators shall have the power to award punitive damages under this Agreement, and any award of punitive damages is expressly prohibited.

      Decisions of the arbitrators shall be final and binding upon the parties. Judgment on the arbitration award rendered by the arbitrators may be entered in a court having jurisdiction. In any arbitration pursuant to this Agreement, the arbitrators shall apply the substantive laws of the state of California.